Letter Head of Zhong Yi (Hong Kong) C.P.A. Company Limited

March 12, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: China Recycling Energy Corporation

Dear Commissioners:

We have read the statements included in the Form 8-K of China Recycling Energy Corporation dated March 12, 2008, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to the dismissal of our firm as the registrant's independent registered public accounting firm and our audit for the year ended December 31, 2006, and the review for interim period ended March 31, 2007, June 30, 2007 and September 30, 2007. We had no disagreement with China Recycling Energy Corporation for the interim period up to March 12, 2008.

Very truly yours,

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited
Zhong Yi (Hong Kong) C.P.A. Company Limited

Hong Kong, China